                                                                    EXHIBIT 11.1


                             GREAT PLAINS SOFTWARE, INC.
                        COMPUTATION OF NET INCOME PER SHARE
                                    (unaudited)


                                                         Primary EPS                      Fully Diluted EPS
                                                -----------------------------        -----------------------------
                                                Three Months Ended August 31,        Three Months Ended August 31,
                                                   1997               1996              1997              1996
                                                ----------         ----------        ----------         ----------
Weighted average common shares                  12,714,473          7,357,588        12,714,473          7,357,588
  outstanding

Common Stock equivalents:
  Assumed conversion of mandatorily
    redeemable preferred stock (1)                                  1,847,627                            1,847,627
  Stock Options (2)                                761,817            647,827           761,817            647,827
                                                ----------         ----------        ----------         ----------

Weighted average common and common
  equivalent shares outstanding                 13,476,290                           13,476,290
                                                ----------         ----------        ----------         ----------
                                                ----------         ----------        ----------         ----------

Pro forma weighted average common
  and common equivalent shares
  outstanding (1)                                                   9,853,042                            9,853,042
                                                ----------         ----------        ----------         ----------
                                                ----------         ----------        ----------         ----------
Net income                                     $ 1,533,000        $   551,000       $ 1,533,000        $   551,000
                                                ----------         ----------        ----------         ----------
                                                ----------         ----------        ----------         ----------

Unaudited net income per share                 $      0.11                          $      0.11

Unaudited pro forma net income per share (1)                      $      0.06                          $      0.06
                                                ----------         ----------        ----------         ----------
                                                ----------         ----------        ----------         ----------


(1) Unaudited pro forma net income per share for the three months ended
    August 31, 1996 is based upon the pro forma weighted average number of shares of common stock and common stock equivalent shares outstanding for the period. It assumes the conversion of the Company's Series A Convertible Preferred Stock and the Series B Mandatorily Redeemable Convertible Preferred Stock into 1,847,627 shares of common stock effective June 1, 1996.

(2) Effect of applying the treasury stock method to weighted average stock options outstanding during the period.


                                         -14-